SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of Earliest Event Reported):   February 9, 2000


                     BALLY TOTAL FITNESS HOLDING CORPORATION
        -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                         Commission file number: 0-27478

            Delaware                                        36-3228107
------------------------------------                    -------------------
 (State or other jurisdiction of                         (I.R.S. Employer
         incorporation)                                 Identification No.)


8700 West Bryn Mawr Avenue, Chicago, Illinois                  60631
---------------------------------------------           -------------------
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:       (773) 380-3000
                                                        -------------------



                                   Page 1 of 2
                             Exhibit Index on Page 2

                     BALLY TOTAL FITNESS HOLDING CORPORATION

                                    FORM 8-K

                                 Current Report

Item 5.   Other Events

          On February 9, 2000, Bally Total Fitness Holding Corporation ("Company") announced results for the quarter and year ended December 31, 1999. A copy of the press release relating to the results for the quarter is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.   Financial Statements and Exhibits

          c.  Exhibits

              99.1   Press Release dated February 9, 2000

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   BALLY TOTAL FITNESS HOLDING CORPORATION
                               -------------------------------------------------
                                                Registrant

Dated: February 23, 2000                     /s/ John W. Dwyer
                               -------------------------------------------------
                                                John W. Dwyer
                               Executive Vice President, Chief Financial Officer
                                                and Treasurer
                                         (principal financial officer)

                                                                    Exhibit 99.1
FROM:    BALLY TOTAL FITNESS HOLDING CORPORATION
         8700 West Bryn Mawr Avenue
         Chicago, IL 60631
         www.BallyFitness.com
         Contact:  Dave Southern - Tel. (773) 399-7611
         Vice President, Public & Investor Relations

         THE MWW GROUP
         Public Relations - Tel. (201) 507-9500
         Contact:  Laurie Terry Fern - Email:  lterry@mww.com

--------------------------------------------------------------------------------

                   BALLY TOTAL FITNESS FINISHES STRONG IN 1999

           Net Income for 4th Quarter Rises to $.53 Per Diluted Share
                        Compared with $.19 in Prior Year

          Net Income for the Year Increases to $1.56 Per Diluted Share
                        Compared with $.51 in Prior Year

       Cash Flow from Operations Grows More than $70 Million for the Year


        CHICAGO, IL, February 9, 2000 - Bally Total Fitness Holding Corporation (NYSE: BFT) today announced results for the fourth quarter and year ended December 31, 1999 with fully diluted earnings per share for the quarter of $.53, compared to $.19 for the prior year's quarter. Operating income for the quarter was $28.8 million - up 87% over the prior year period while operating income before depreciation and amortization ("EBITDA") improved 59% to $43.3 million. Strong growth in operating cash flow continued with cash flow from operations growing $17.6 million versus the prior year's quarter.

        For the full year, diluted earnings per share, before the cumulative effect of a change in accounting principle, was $1.56 compared to $.51 per share in 1998. Operating income for 1999 was $93.3 million, an improvement of 77% over the prior year, and EBITDA grew 45% to $146.2 million. Cash flow from operations increased $71.1 million over 1998. During the first quarter of 1999, the Company, as required by AICPA Statement of Position 98-5, Reporting Costs of
Start-up Activities, wrote off the net book value of start-up costs, reducing basic and diluted earnings per share $.01.

        Lee Hillman, President and Chief Executive Officer of Bally Total Fitness, noted, "We are very pleased with our quarterly and full-year results and, in particular, that we have continued to deliver on our plans for improving earnings and cash flows. Since 1996, when the Company lost more than $2.00 per share, we have executed against our business plan with earnings per share now at $1.56."

        Hillman continued, "During 1999 we continued investing to grow our business - opening 22 new fitness centers, upgrading and expanding dozens of our existing clubs and acquiring 24 additional fitness centers, ending the year with 363 clubs in total. Also, during the fourth quarter we launched our redesigned website and have begun a concerted effort to develop strategic web-based partnerships, which we expect to become more important in the years to come. These investments, when coupled with our expanding offerings of products and services, provide us with a dynamic foundation for continued growth and profit improvement."

        Looking ahead, Hillman concluded, "As we move into the year 2000, Bally Total Fitness is a far different company than it was just three years ago. Today, we are developing a wide-range of new products, services and strategic relationships with top-flight corporate partners that want to reach our valuable customer base. In doing so, we are serving our customers better and delivering more value to Bally members than ever before. With plans to build and open up to 25 new fitness centers this year in addition to continuing our selective acquisition of existing clubs, we are committed to building upon our formula for success for the long-term."

                                      # # #

Comparison of the years ended December 31, 1999 and 1998
--------------------------------------------------------

        Operating income for 1999 was $93.3 million compared to $52.8 million in 1998. The increase of $40.5 million (77%) was due to a $116.8 million increase in net revenue (16%), offset, in part, by an increase in operating costs and expenses of $71.6 million (11%) and a $4.7 million increase in depreciation and amortization. The operating margin before depreciation and amortization increased to 17% from 14% for 1998. Operating income from products and services, net of related development, preopening and start-up costs, increased to $21.0 million from $10.1 million in the prior year with an operating margin of 34% in 1999 compared to 31% in 1998.

        The weighted-average number of fitness centers during 1999 increased to 343 from 320 during 1998, a 7% increase, including an increase in the weighted-average number of centers operating under the Company's four upscale brands from 11 to 22. Net revenue from comparable fitness centers increased 10%. New membership units sold increased 5% over the prior year while the weighted-average selling price of membership contracts sold increased 6%. Total individual memberships grew 2%, in line with expectations. As a result, membership fees originated increased $44.7 million (10%). Dues collected increased $37.8 million (18%) from 1998, reflecting continued improvements in member retention and pricing strategies and an increase attributable to fitness centers operating under the Company's four upscale brands, which charge higher dues.

        Finance charges earned increased $9.3 million (19%) in 1999 due to the growth in size and consistent higher quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged during the periods.

        The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both years.

        Deferral accounting reduced earnings by $12.9 million for 1999 compared to 1998, reflecting the combined impact of a decrease to revenues and a decrease to the expense offset.

Comparison of the three months ended December 31, 1999 and 1998
---------------------------------------------------------------

        Operating income for the fourth quarter of 1999 was $28.8 million compared to $15.4 million in 1998. This increase of $13.4 million (87%) was due to a $36.0 million (19%) increase in net revenue, partially offset by a $19.8 million (12%) increase in operating costs and expenses and an increase in depreciation and amortization of $2.8 million. The operating margin before depreciation and amortization increased to 19% from 15% in the prior year period. Operating income from products and services, net of related development, preopening and start-up costs, increased to $6.5 million from $2.2 million in the 1998 quarter with an operating margin of 32% in the 1999 quarter compared to 26% during the prior year period.

        The weighted-average number of fitness centers increased to 360 from 323 in the fourth quarter of 1998, an increase of 11%, including an increase in the weighted-average number of centers operating under the Company's four upscale brands from 14 to 32. Net revenue from comparable fitness centers increased 12%. New membership units sold during the quarter increased 3% over the prior year period while the weighted-average selling price of membership contracts sold increased 7%. As a result, membership fees originated increased $8.4 million (9%). Dues collected increased $14.1 million (26%) from 1998 quarter, reflecting continued improvements in member retention and pricing strategies and an increase attributable to fitness centers operating under the Company's four upscale brands.

        Finance charges earned during the fourth quarter of 1999 increased $1.6 million (12%) compared to the 1998 quarter due to the growth in size and consistent higher quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged between the periods.

        The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods.

        The net effect of the deferral accounting for revenues and expenses between the two periods was comparable.

Cash Flow
---------

        Cash flow from operating activities for 1999 was a positive $39.1 million compared to a use of $32.0 million in 1998. The $71.1 million improvement ($17.6 million improvement for the fourth quarter) principally reflects the continued growth in overall collections from installment contracts receivable and monthly dues. This growth in collections was partially offset by growth in inventories of $6.6 million ($3.0 million during the fourth quarter of 1999) supporting increased nutritional and other retail sales, including the expansion of product offerings and the more than doubling of retail outlets to a total of 211 stores by the end of 1999. Net installment contracts receivable grew $64.0 million during 1999. Excluding this growth in receivables, cash provided by operating activities totaled $103.1 million for 1999, a $56.6 million improvement over 1998.

        During 1999, the Company expanded its capacity to attract new members and better serve existing members by investing $77 million to construct new clubs (22 were opened during 1999), acquire 24 additional clubs, and upgrade and expand over 60 existing clubs. In addition, the Company is in the later stages of its general refurbishment program begun two years ago, which has included the updating of equipment and decor in the majority of its fitness centers. During 1999, approximately $19 million was spent to support this program. An additional $2 million was spent to add additional retail outlets to the fitness centers and $10 million was spent to acquire real estate including existing leaseholds and their property. Finally, approximately $24 million was spent during 1999 for normal capitalized maintenance.

        As of December 31, 1999, the Company's $100 million revolving credit line was unused except for outstanding letters of credit totaling $6.0 million.

                                                   * * * * *
        Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately four million members and 370 facilities located in 27 states and Canada. With more than 120 million annual visits by members to its fitness centers, Bally Total Fitness provides a unique platform for distribution of products and services to active, fitness-conscious adult consumers.

                                      # # #

Forward-looking statements in this release including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions; failure of entities that provide goods and services to us to be year 2000 compliant and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                         CONSOLIDATED OPERATING SUMMARY
                        (In thousands, except share data)

                                                                                           Year ended December 31
                                                                                      ---------------------------
                                                                                             1999            1998
                                                                                      -----------     -----------
Net revenues:
   Membership revenues -
      Initial membership fees on financed memberships originated                      $  465,443      $  414,190
      Initial memberships fees on paid-in-full memberships originated                     23,721          30,318
      Dues collected                                                                     242,952         205,104
      Changes in deferred revenues                                                        (4,078)          3,122
                                                                                      ----------      ----------
                                                                                         728,038         652,734
   Finance charges earned                                                                 59,449          50,160
   Products and services                                                                  62,616          32,474
   Miscellaneous revenue                                                                  10,995           8,976
                                                                                      ----------      ----------
                                                                                         861,098         744,344

Operating costs and expenses:
   Fitness center operations                                                             423,001         401,282
   Products and services                                                                  41,570          22,409
   Member processing collection centers                                                   41,213          41,024
   Advertising                                                                            47,766          45,035
   General and administrative                                                             27,169          26,097
   Provision for doubtful receivables                                                    139,627         118,604
   Change in deferred membership origination costs                                        (5,444)        (11,164)
                                                                                      ----------      ----------
                                                                                         714,902         643,287
                                                                                      ----------      ----------
Operating income before depreciation and amortization ("EBITDA")                         146,196         101,057
Depreciation and amortization                                                             52,857          48,255
                                                                                      ----------      ----------
Operating income                                                                          93,339          52,802
Interest income                                                                            2,369           2,514
Interest expense                                                                         (52,394)        (41,494)
                                                                                      ----------      ----------
Income before income taxes and cumulative effect of a change in accounting principle      43,314          13,822
Income tax provision                                                                        (870)           (525)
                                                                                      ----------      ----------
Income before cumulative effect of a change in accounting principle                       42,444          13,297
Cumulative effect of a change in accounting principle, net of income tax                    (262)              -
                                                                                      ----------      ----------
Net income                                                                            $   42,182      $   13,297
                                                                                      ==========      ==========

Basic earnings per common share:
   Income before cumulative effect of a change in accounting principle                $     1.81      $      .59
   Cumulative effect of a change in accounting principle                                    (.01)              -
                                                                                      ----------      ----------
   Net income per common share                                                        $     1.80      $      .59
                                                                                      ==========      ==========
Average common shares outstanding                                                     23,382,288      22,424,172

Diluted earnings per common share:
   Income before cumulative effect of a change in accounting principle                $     1.56      $      .51
   Cumulative effect of a change in accounting principle                                    (.01)              -
                                                                                      ----------      ----------
   Net income per common share - assuming dilution                                    $     1.55      $      .51
                                                                                      ==========      ==========
Average diluted common shares outstanding (includes 3,853,543 and
   3,747,232 common equivalent shares in 1999 and 1998, respectively)                 27,235,831      26,171,404


                          BALLY TOTAL FITNESS HOLDING CORPORATION
                               CONSOLIDATED OPERATING SUMMARY
                             (In thousands, except share data)
                                        (Unaudited)
                                                                                   Three months ended December 31
                                                                                   ------------------------------
                                                                                             1999            1998
                                                                                      -----------     -----------
Net revenues:
   Membership revenues -
      Initial membership fees on financed memberships originated                      $  101,054      $   92,527
      Initial memberships fees on paid-in-full memberships originated                      5,800           5,931
      Dues collected                                                                      68,959          54,886
      Changes in deferred revenues                                                         9,301           9,619
                                                                                      ----------      ----------
                                                                                         185,114         162,963
   Financed charges earned                                                                14,903          13,256
   Products and services                                                                  20,298           8,723
   Miscellaneous revenue                                                                   3,814           3,219
                                                                                      ----------      ----------
                                                                                         224,129         188,161
Operating costs and expenses:
   Fitness center operations                                                             104,884         100,696
   Products and services                                                                  13,819           6,476
   Member processing collection centers                                                   10,903          10,409
   Advertising                                                                            10,240           9,191
   General and administrative                                                              7,303           6,698
   Provision for doubtful receivables                                                     32,217          26,049
   Change in deferred membership origination costs                                         1,428           1,449
                                                                                      ----------      ----------
                                                                                         180,794         160,968
                                                                                      ----------      ----------
Operating income before depreciation and amortization ("EBITDA")                          43,335          27,193
Depreciation and amortization                                                             14,581          11,763
                                                                                      ----------      ----------
Operating income                                                                          28,754          15,430
Interest income                                                                              540             301
Interest expense                                                                         (14,589)        (10,771)
                                                                                      ----------      ----------
Income before income taxes                                                                14,705           4,960
Income tax provision                                                                        (290)              -
                                                                                      ----------      ----------
Net income                                                                            $   14,415      $    4,960
                                                                                      ==========      ==========

Basic earnings per common share                                                       $      .61      $      .21
                                                                                      ==========      ==========
Average common shares outstanding                                                     23,578,748      23,155,209

Diluted earnings per common share                                                     $      .53      $      .19
                                                                                      ==========      ==========
Average diluted common shares outstanding (includes 3,869,650 and
   3,409,016 common equivalent shares in 1999 and 1998, respectively)                 27,448,398      26,564,225

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)



                                                                                                     December 31
                                                                                      --------------------------
                                                                                            1999            1998
                                                                                      ----------      ----------
                                    ASSETS

Current assets:
   Cash and equivalents                                                               $   23,450      $   64,382
   Installment contracts receivable, net                                                 241,450         199,979
   Other current assets                                                                   46,185          34,212
                                                                                      ----------      ----------
      Total current assets                                                               311,085         298,573

Installment contracts receivable, net                                                    244,693         222,147
Property and equipment, less accumulated depreciation
   and amortization of $382,897 and $340,702                                             473,111         361,300
Intangible assets, less accumulated amortization
   of $64,554 and $58,844                                                                137,156         101,815
Deferred income taxes                                                                     39,444          17,430
Deferred membership origination costs                                                    106,195          97,901
Other assets                                                                              36,873          29,679
                                                                                      ----------      ----------
                                                                                      $1,348,557      $1,128,845
                                                                                      ==========      ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                                   $   49,629      $   40,957
   Income taxes payable                                                                    3,063           2,608
   Deferred income taxes                                                                  40,933          18,919
   Accrued liabilities                                                                    59,197          48,596
   Current maturities of long-term debt                                                    9,505           5,799
   Deferred revenues                                                                     290,123         282,806
                                                                                      ----------      ----------
      Total current liabilities                                                          452,450         399,685

Long-term debt, less current maturities                                                  593,903         482,199
Other liabilities                                                                          6,531           6,226
Deferred revenues                                                                         83,214          78,952
Stockholders' equity                                                                     212,459         161,783
                                                                                      ----------      ----------
                                                                                      $1,348,557      $1,128,845
                                                                                      ==========      ==========

Note to the Condensed Consolidated Balance Sheet:

INSTALLMENT CONTRACTS RECEIVABLE

                                                                                 December 31
                                                                     -----------------------
                                                                           1999         1998
                                                                     ----------   ----------
Current:
   Installment contracts receivable                                  $ 355,029    $ 294,880
      Unearned finance charges                                         (41,515)     (35,792)
      Allowance for doubtful receivables and cancellations             (72,064)     (59,109)
                                                                     ---------    ---------
                                                                     $ 241,450    $ 199,979
                                                                     =========    =========

Long-term:
   Installment contracts receivable                                  $ 319,034    $ 287,443
      Unearned finance charges                                         (20,367)     (18,104)
      Allowance for doubtful receivables and cancellations             (53,974)     (47,192)
                                                                     ---------    ---------
                                                                     $ 244,693    $ 222,147
                                                                     =========    =========


A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                 Three months ended December 31        Year ended December 31
                                 ------------------------------      ------------------------
                                             1999         1998             1999          1998
                                       ----------   ----------       ----------    ----------

Balance at beginning of period         $ 136,436    $ 116,572        $ 106,301     $  80,531
Contract cancellations and
   write-offs of uncollectible
   amounts, net of recoveries            (74,946)     (66,161)        (272,586)     (227,424)
Provision for cancellations
   (classified as a direct
   reduction of revenues)                 32,331       29,841          152,696       134,590
Provision for doubtful
   receivables                            32,217       26,049          139,627       118,604
                                       ---------    ---------        ---------     ---------

Balance at end of period               $ 126,038    $ 106,301        $ 126,038     $ 106,301
                                       =========    =========        =========     =========

                          BALLY TOTAL FITNESS HOLDING CORPORATION
                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                       (In thousands)


                                                                                           Year ended December 31
                                                                                      ---------------------------
                                                                                             1999            1998
                                                                                      -----------     -----------

Operating:
   Income before cumulative effect of a change in accounting principle                $   42,444      $   13,297
   Adjustments to reconcile -
      Depreciation and amortization, including amortization included
         in interest expense                                                              56,175          50,585
      Provision for doubtful receivables                                                 139,627         118,604
      Change in operating assets and liabilities                                        (199,164)       (214,486)
                                                                                      ----------      ----------
   Cash provided by (used in) operating activities                                        39,082         (32,000)

Investing:
   Purchases and construction of property and equipment                                 (119,089)        (76,432)
   Acquisitions of businesses and other                                                  (13,241)         (2,521)
   Other                                                                                  (5,680)              -
                                                                                      ----------      ----------
   Cash used in investing activities                                                    (138,010)        (78,953)

Financing:
   Debt transactions -
      Proceeds from long-term borrowings                                                  75,000          73,501
      Redemption of 13% Senior Subordinated Notes due 2003                                     -         (24,021)
      Repayments of other long-term debt                                                 (11,274)         (6,850)
      Debt issuance and refinancing costs                                                 (6,425)         (3,362)
                                                                                      ----------      ----------
   Cash provided by debt transactions                                                     57,301          39,268

Equity transactions -
   Proceeds from issuance of common stock through
      public offering                                                                          -          82,744
   Proceeds from issuance of common stock under stock
      purchase and options plans                                                           2,252           1,172
   Purchases of common stock for treasury                                                 (1,557)         (9,528)
                                                                                      ----------      ----------
   Cash provided by financing activities                                                  57,996         113,656
                                                                                      ----------      ----------

(Decrease) Increase in cash and equivalents                                              (40,932)          2,703
Cash and equivalents, beginning of period                                                 64,382          61,679
                                                                                      ----------      ----------
Cash and equivalents, end of period                                                   $   23,450      $   64,382
                                                                                      ==========      ==========

                                            ###